NewsLine
September 8, 2026
TO ALL MEMBERS:

BALLOTS TO BE MAILED SOON FOR 2026 DIRECTOR ELECTIONS;
OHIO INCUMBENT DIRECTOR DECLARED ELECTED

On October 13, FHLB Cincinnati will distribute director election ballots by email to Fifth District members eligible to vote in the 2026 election. Tennessee Members will have the opportunity to vote in the election of two Tennessee Member Directors and all eligible members will have the opportunity to vote in the election of one Independent Director. There is no election of Kentucky Member Directors this year.

In the Ohio Member Director election, incumbent director Michael P. Pell was the only candidate nominated to run for the one open Ohio Member Director seat. As a result, in accordance with FHFA regulations, Mr. Pell is deemed elected to serve a four-year term beginning January 1, 2027. The FHLB filed today a Form 8-K with the SEC announcing this election. You can find it here.

Please join us in congratulating Mike on his re-election to the board. Mr. Pell serves as the President and CEO of First State Bank, Winchester, Ohio.

We would also like to remind all members to vote in the Independent Director election, which requires candidates to receive a minimum of 20 percent of all eligible votes from the entire FHLB membership in order to be elected. If the Independent Director candidate does not receive the required 20 percent of all eligible votes, a new election will be held. We encourage all members to exercise their right to vote.

Thank you for your participation in the director election and for your support of FHLB Cincinnati.

Andrew S. Howell
President and CEO
BUILDING STRONGER COMMUNITIES